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                                                                  Exhibit 24.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Casey's General Stores, Inc.:



We consent to incorporation by reference in the Registration Statements (No. 33-19179, 33-42907 and 33-56977) on Form S-8 of Casey's General Stores, Inc. of our report dated June 12, 1998, relating to the consolidated balance sheets of Casey's General Stores, Inc. and subsidiaries as of April 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1998, which report is incorporated by reference in the April 30, 1998 Annual Report on Form 10-K of Casey's General Stores, Inc.



                                                     KPMG Peat Marwick LLP


Des Moines, Iowa
July 27, 1998